                                                                    EXHIBIT 99.3

                                TABLE OF CONTENTS


                         PART I - FINANCIAL INFORMATION


Item 1.  Financial Statements

         Condensed Consolidated Balance Sheets -
           December 31, 2000 and June 30, 2001 (Unaudited)........................      1

         Condensed Consolidated Statements of Operations for the
           three and six months ended June 30, 2000 and 2001 (Unaudited)..........      2

         Condensed Consolidated Statements of Cash Flows for the
           six months ended June 30, 2000 and 2001 (Unaudited)....................      3

         Notes to Condensed Consolidated Financial Statements (Unaudited).........      4

                       ECHOSTAR COMMUNICATIONS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                                                                      DECEMBER 31,     JUNE 30,
                                                                                          2000           2001
                                                                                      ------------    -----------
                                                                                                      (Unaudited)
                                                                                             AS RETROACTIVELY
                                                                                            ADJUSTED (NOTE 8)
ASSETS
Current Assets:
   Cash and cash equivalents ......................................................   $    856,818    $ 1,492,560
   Marketable investment securities ...............................................        607,357        823,307
   Trade accounts receivable, net of allowance for uncollectible accounts of
     $31,241 and $25,940, respectively ............................................        278,614        273,689
   Insurance receivable ...........................................................        106,000        106,000
   Inventories ....................................................................        161,161        150,319
   Other current assets ...........................................................         50,656         60,640
                                                                                      ------------    -----------
Total current assets ..............................................................      2,060,606      2,906,515
Restricted cash and marketable investment securities ..............................          3,000          2,035
Cash reserved for satellite insurance (Note 4) ....................................         82,393         74,196
Property and equipment, net .......................................................      1,511,303      1,716,077
FCC authorizations, net ...........................................................        709,984        700,264
Other noncurrent assets ...........................................................        269,549        207,515
                                                                                      ------------    -----------
     Total assets .................................................................   $  4,636,835    $ 5,606,602
                                                                                      ============    ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
   Trade accounts payable .........................................................   $    226,568    $   186,515
   Deferred revenue ...............................................................        283,895        339,769
   Accrued expenses ...............................................................        691,482        734,918
   Current portion of long-term debt ..............................................         21,132         15,794
                                                                                      ------------    -----------
Total current liabilities .........................................................      1,223,077      1,276,996

Long-term obligations, net of current portion:
   9 1/4% Seven Year Notes ........................................................        375,000        375,000
   9 3/8% Ten Year Notes ..........................................................      1,625,000      1,625,000
   10 3/8%  Seven Year Notes ......................................................      1,000,000      1,000,000
   4 7/8%  Convertible Notes ......................................................      1,000,000      1,000,000
   5 3/4% Convertible Notes .......................................................             --      1,000,000
   Mortgages and other notes payable, net of current portion ......................         14,812         13,388
   Long-term deferred distribution and carriage revenue and other long-term
     liabilities ..................................................................         56,329         80,633
                                                                                      ------------    -----------
Total long-term obligations, net of current portion ...............................      4,071,141      5,094,021
                                                                                      ------------    -----------
     Total liabilities ............................................................      5,294,218      6,371,017

Commitments and Contingencies (Note 5)

Stockholders' Deficit:
   6 3/4% Series C Cumulative Convertible Preferred Stock, 218,951 and 111,566
    shares issued and outstanding, respectively ...................................         10,948          5,578
   Class A Common Stock, $.01 par value, 1,600,000,000 shares authorized,
    235,749,557 and 238,446,218 shares issued and outstanding, respectively .......          2,357          2,384
   Class B Common Stock, $.01 par value, 800,000,000 shares authorized,
     238,435,208 shares issued and outstanding ....................................          2,384          2,384
   Class C common Stock, $.01 par value, 800,000,000 shares authorized, none
     outstanding ..................................................................             --             --
   Additional paid-in capital .....................................................      1,700,367      1,709,706
   Deferred stock-based compensation ..............................................        (58,193)       (41,680)
   Accumulated other comprehensive loss ...........................................        (60,580)       (12,063)
   Accumulated deficit ............................................................     (2,254,666)    (2,430,724)
                                                                                      ------------    -----------
Total stockholders' deficit .......................................................       (657,383)      (764,415)
                                                                                      ------------    -----------
     Total liabilities and stockholders' deficit ..................................   $  4,636,835    $ 5,606,602
                                                                                      ============    ===========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                       ECHOSTAR COMMUNICATIONS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                   (Unaudited)



                                                                   THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                                   ----------------------------    ----------------------------
                                                                       2000            2001            2000            2001
                                                                   ------------    ------------    ------------    ------------
                                                                                 AS RETROACTIVELY ADJUSTED (NOTE 8)
REVENUE:
   DISH Network:
     Subscription television services ..........................   $    555,309    $    883,055    $  1,032,183    $  1,677,503
     Other .....................................................          2,169           3,245           3,482           5,728
                                                                   ------------    ------------    ------------    ------------
   Total DISH Network ..........................................        557,478         886,300       1,035,665       1,683,231
   DTH equipment sales and integration services ................         60,034          47,159         122,738          88,178
   Other .......................................................         28,617          32,813          53,447          56,793
                                                                   ------------    ------------    ------------    ------------
Total revenue ..................................................        646,129         966,272       1,211,850       1,828,202

COSTS AND EXPENSES:
   DISH Network Operating Expenses:
     Subscriber-related expenses ...............................        231,450         358,634         433,024         674,969
     Customer service center and other .........................         68,371          69,914         124,420         134,696
     Satellite and transmission ................................         13,895           8,821          26,371          17,916
                                                                   ------------    ------------    ------------    ------------
   Total DISH Network operating expenses .......................        313,716         437,369         583,815         827,581
   Cost of sales - DTH equipment and integration services ......         46,320          31,160          92,542          59,996
   Cost of sales -other ........................................          7,120          22,572          15,236          38,501
   Marketing:
     Subscriber promotion subsidies - promotional DTH
       equipment ...............................................        154,568         105,488         326,706         295,753
     Subscriber promotion subsidies - other ....................         73,257         121,366         151,206         204,332
     Advertising and other .....................................         24,471          26,877          47,641          53,804
                                                                   ------------    ------------    ------------    ------------
   Total marketing expenses ....................................        252,296         253,731         525,553         553,889
   General and administrative ..................................         58,176          87,677         113,753         163,349
   Non-cash, stock-based compensation ..........................         13,022           7,011          27,031          14,467
   Depreciation and amortization ...............................         41,710          62,839          82,168         121,689
                                                                   ------------    ------------    ------------    ------------
Total costs and expenses .......................................        732,360         902,359       1,440,098       1,779,472
                                                                   ------------    ------------    ------------    ------------

Operating income (loss) ........................................        (86,231)         63,913        (228,248)         48,730

Other Income (Expense):
   Interest income .............................................         16,947          22,196          35,945          46,760
   Interest expense, net of amounts capitalized ................        (61,502)        (86,058)       (123,015)       (169,155)
   Other .......................................................         (8,141)         (5,858)         (8,684)       (101,960)
                                                                   ------------    ------------    ------------    ------------
Total other expense ............................................        (52,696)        (69,720)        (95,754)       (224,355)
                                                                   ------------    ------------    ------------    ------------

Loss before income taxes .......................................       (138,927)         (5,807)       (324,002)       (175,625)
Income tax provision, net ......................................            (36)            (48)            (91)            (97)
                                                                   ------------    ------------    ------------    ------------
Net loss .......................................................       (138,963)         (5,855)       (324,093)       (175,722)

6 3/4% Series C Cumulative Convertible Preferred Stock
   dividends ...................................................           (240)           (158)           (733)           (336)
                                                                   ------------    ------------    ------------    ------------
Numerator for basic and diluted loss per share - loss
   attributable to common shareholders .........................   $   (139,203)   $     (6,013)   $   (324,826)   $   (176,058)
                                                                   ============    ============    ============    ============
Denominator for basic and diluted loss per share -
   weighted-average common shares outstanding ..................        471,555         475,768         468,661         475,169
                                                                   ============    ============    ============    ============

   Basic and diluted net loss per common share .................   $      (0.30)   $      (0.01)   $      (0.69)   $      (0.37)
                                                                   ============    ============    ============    ============

     See accompanying Notes to Condensed Consolidated Financial Statements.

                       ECHOSTAR COMMUNICATIONS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                                             SIX MONTHS ENDED JUNE 30,
                                                                                      -----------------------------------
                                                                                         2000                    2001
                                                                                      ------------           ------------
                                                                                       AS RETROACTIVELY ADJUSTED (NOTE 8)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ..........................................................................   $   (324,093)          $   (175,722)
Adjustments to reconcile net loss to net cash flows from operating activities:
   Equity in losses of affiliates .................................................          6,103                 20,930
   Deferred stock-based compensation recognized ...................................         27,031                 14,467
   Loss due to decline in the estimated fair value of strategic investments .......             --                 82,683
   Depreciation and amortization ..................................................         82,168                121,689
   Amortization of debt discount and deferred financing costs .....................          3,068                  3,756
   Employee benefits funded by issuance of Class A Common Stock ...................          7,280                  1,200
   Change in long-term deferred distribution and carriage revenue and other
     long-term liabilities ........................................................          6,433                 24,304
   Other, net .....................................................................          1,958                  9,813
   Changes in current assets and current liabilities, net .........................         52,758                 51,146
                                                                                      ------------           ------------
Net cash flows from operating activities ..........................................       (137,294)               154,266

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investment securities .....................................       (478,825)            (1,298,036)
Sales of marketable investment securities .........................................        422,782              1,097,344
Purchases of property and equipment ...............................................       (114,709)              (302,276)
Change in cash reserved for satellite insurance due to depreciation on related
  satellites (Note 4) .............................................................             --                  8,197
Investment in Wildblue Communications .............................................        (50,000)                    --
Investment in Replay TV ...........................................................        (10,000)                    --
Investment in StarBand Communications .............................................        (50,045)                    --
Other .............................................................................         (1,445)                (1,497)
                                                                                      ------------           ------------
Net cash flows from investing activities ..........................................       (282,242)              (496,268)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of 5 3/4% Convertible Notes ............................             --                980,000
Repayments of mortgage indebtedness and notes payable .............................         (7,982)                (6,762)
Net proceeds from Class A Common Stock options exercised and Class A Common
   Stock issued to Employee Stock Purchase Plan ...................................          9,103                  4,843
Other .............................................................................           (732)                  (337)
                                                                                      ------------           ------------
Net cash flows from financing activities ..........................................            389                977,744
                                                                                      ------------           ------------

Net (decrease) increase in cash and cash equivalents ..............................       (419,147)               635,742
Cash and cash equivalents, beginning of period ....................................        905,299                856,818
                                                                                      ------------           ------------
Cash and cash equivalents, end of period ..........................................   $    486,152           $  1,492,560
                                                                                      ============           ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Conversion of 6 3/4% Series C Cumulative Convertible Preferred Stock to
     Class A common stock .........................................................   $     32,879           $      5,370
   Forfeitures of deferred non-cash, stock-based compensation .....................          5,994                  2,046
   Class A Common Stock issued related to acquisition of Kelly Broadcasting
     Systems, Inc. ................................................................         31,556                     --

     See accompanying Notes to Condensed Consolidated Financial Statements.

                       ECHOSTAR COMMUNICATIONS CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1. ORGANIZATION AND BUSINESS ACTIVITIES

Principal Business

    The operations of EchoStar Communications Corporation ("ECC," and together with its subsidiaries, or referring to particular subsidiaries in certain circumstances, "EchoStar" or the "Company") include two interrelated business units (Note 7):

    o The DISH Network - a direct broadcast satellite ("DBS") subscription television service in the United States. As of June 30, 2001, we had approximately 6.07 million DISH Network subscribers.

    o EchoStar Technologies Corporation ("ETC") - engaged in the design, development, distribution and sale of DBS set-top boxes, antennae and other digital equipment for the DISH Network ("EchoStar receiver systems"), the design, development and distribution of similar equipment for international direct-to-home ("DTH") satellite and other systems and the provision of uplink center design, construction oversight and other project integration services for international DTH ventures.

         Since 1994, EchoStar has deployed substantial resources to develop the "EchoStar DBS System." The EchoStar DBS System consists of EchoStar's FCC-allocated DBS spectrum, six DBS satellites ("EchoStar I," "EchoStar II," "EchoStar III," "EchoStar IV," "EchoStar V," and "EchoStar VI"), EchoStar receiver systems, digital broadcast operations centers, customer service facilities, and other assets utilized in its operations. EchoStar's principal business strategy is to continue developing its subscription television service in the United States to provide consumers with a fully competitive alternative to cable television service.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in consolidation. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For further information, refer to the consolidated financial statements and footnotes thereto included in EchoStar's Annual Report on Form 10-K for the year ended December 31, 2000. Certain amounts have been reclassified to conform with the current year presentation.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

Investment Securities

         As of June 30, 2001, EchoStar has classified all marketable investment securities as available-for-sale. The fair market value of marketable investment securities approximates the carrying value and represents the quoted market prices at the balance sheet dates. Related unrealized gains and losses are reported as a separate component of

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


stockholders' deficit, net of related deferred income taxes, if applicable. The specific identification method is used to determine cost in computing realized gains and losses. Such unrealized losses totaled approximately $12 million as of June 30, 2001. Approximately $9 million of these unrealized losses relate to a decline in the value of OpenTV. EchoStar acquired that stock in connection with the establishment of a strategic relationship with OpenTV which did not involve an investment of cash by EchoStar.

         In accordance with generally accepted accounting principles, declines in the market value of a marketable investment security which are estimated to be "other than temporary" must be recognized in the statement of operations, thus establishing a new cost basis for such investment. EchoStar reviewed the fair value of its marketable investment securities as of June 30, 2001 and determined that some declines in market value have occurred which may be other than temporary. As such, EchoStar established a new cost basis for these securities, and accordingly reduced its previously recorded unrealized loss and recorded a charge to earnings of approximately $856,000 during the three months ended June 30, 2001. During the six months ended June 30, 2001, EchoStar recorded an aggregate charge to earnings for other than temporary declines of approximately $33.3 million.

         EchoStar also has made strategic equity investments in certain non-marketable investment securities including Wildblue Communications, StarBand Communications, VisionStar, Inc. and Replay TV. The original cost basis of EchoStar's investments in these non-marketable investment securities totaled approximately $116 million. The securities of these companies are not publicly traded. EchoStar's ability to create realizable value for its strategic investments in companies that are not public is dependent on the success of their business plans and ability to obtain sufficient capital to execute their business plans. StarBand and Wildblue cancelled their planned initial public stock offerings. As a result of the cancellation of those offerings and other factors, during the six months ended June 30, 2001, EchoStar recorded a non-recurring charge of approximately $49.4 million to reduce the carrying value of certain of these non-marketable investment securities to their estimated fair values. StarBand and Wildblue need to obtain significant additional capital in the near term. Absent such funding, additional write-downs of EchoStar's investments could be necessary. During July 2001, EchoStar announced its intention to invest an additional $50 million in StarBand (Note 8).

Comprehensive Income (Loss)

         The components of comprehensive loss, net of tax, are as follows (in thousands):

                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                      ----------------------------------
                                                                         2000                    2001
                                                                      ----------              ----------
                                                                                 (Unaudited)
                                                                      AS RETROACTIVELY ADJUSTED (NOTE 8)
Net loss...........................................................   $ (324,093)             $ (175,722)
Unrealized holding (losses) gains on available-for-sale
   securities arising during period................................         (676)                 15,258
Reclassification adjustment for impairment losses on
   available-for-sale securities included in net loss..............           --                  33,259
                                                                      ----------              ----------
Comprehensive loss.................................................   $ (324,769)             $ (127,205)
                                                                      ==========              ==========

         Accumulated other comprehensive loss presented on the accompanying condensed consolidated balance sheets consists of the accumulated net unrealized gains (losses) on available-for-sale securities, net of deferred taxes.

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


Basic and Diluted Loss Per Share

         Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS No. 128") requires entities to present both basic earnings per share ("EPS") and diluted EPS. Basic EPS excludes dilution and is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or warrants were exercised or convertible securities were converted to common stock, resulting in the issuance of common stock that then would share in any earnings of the Company.

         As of June 30, 2001 and 2000, options to purchase a total of approximately 24,206,000 and 25,569,000 shares of Class A common stock were outstanding, respectively. Approximately 1,831,000 and 4,121,000 shares of Class A common stock were issuable upon conversion of the 6 3/4% Series C Cumulative Convertible Preferred Stock, respectively. As of June 30, 2001, the 4 7/8% Convertible Subordinated Notes and the 5 3/4% Convertible Subordinated Notes were convertible into approximately 22 million shares and approximately 23 million shares of Class A common stock, respectively.


3.       INVENTORIES

         Inventories consist of the following (in thousands):

                                                 DECEMBER 31,     JUNE 30,
                                                     2000           2001
                                                 ------------    ---------
Finished goods - DBS .........................   $     96,362    $  83,590
Raw materials ................................         40,247       42,442
Finished goods - reconditioned and other .....         23,101       20,195
Work-in-process ..............................          8,879       11,536
Consignment ..................................          2,478        1,697
Reserve for excess and obsolete inventory ....         (9,906)      (9,141)
                                                 ------------    ---------
                                                 $    161,161    $ 150,319
                                                 ============    =========

4. PROPERTY AND EQUIPMENT

EchoStar VI

         EchoStar VI is equipped with a total of 48 transponders, including 16 spares. During April, 2001, EchoStar VI experienced a series of anomalous events resulting in a temporary interruption of service. The satellite was quickly restored to normal operations mode. As a result of the anomaly, we believe that one stationkeeping thruster and a pair of transponders are unusable. The satellite is equipped with a substantial number of backup transponders and thrusters. EchoStar VI has also experienced anomalies resulting in the loss of two solar array strings. The satellite has a total of approximately 112 solar array strings and approximately 106 are required to assure full power availability for the 12-year design life of the satellite. An investigation of the anomalies, none of which have impacted commercial operation of the satellite to date, is continuing. Until the root cause of the anomalies is finally determined, there can be no assurance future anomalies will not cause further losses which could impact commercial operation of the satellite.

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


Satellite Insurance

         As a result of the failure of EchoStar IV solar arrays to fully deploy and the failure of 28 transponders to date, a maximum of approximately 14 of the 44 transponders on EchoStar IV are available for use at this time. Due to the normal degradation of the solar arrays, the number of available transponders will further decrease over time. In addition to the transponder and solar array failures, EchoStar IV experienced anomalies affecting its thermal systems and propulsion system. There can be no assurance that further material degradation, or total loss of use, of EchoStar IV will not occur in the immediate future.

         In September 1998, EchoStar filed a $219.3 million insurance claim for a constructive total loss under the launch insurance policies covering EchoStar
IV. The satellite insurance consists of separate identical policies with different carriers for varying amounts which, in combination, create a total insured amount of $219.3 million.

         The insurance carriers offered EchoStar a total of approximately $88 million, or 40% of the total policy amount, in settlement of the EchoStar IV insurance claim. The insurers allege that all other impairment to the satellite occurred after expiration of the policy period and is not covered. EchoStar strongly disagrees with the position of the insurers and has filed an arbitration claim against them for breach of contract, failure to pay a valid insurance claim and bad faith denial of a valid claim, among other things. There can be no assurance that EchoStar will receive the amount claimed or, if EchoStar does, that EchoStar will retain title to EchoStar IV with its reduced capacity.

         At the time EchoStar filed its claim in 1998, EchoStar recognized an impairment loss of $106 million to write-down the carrying value of the satellite and related costs, and simultaneously recorded an insurance claim receivable for the same amount. EchoStar continues to believe it will ultimately recover at least the amount originally recorded and does not intend to adjust the amount of the receivable until there is greater certainty with respect to the amount of the final settlement.

         As a result of the thermal and propulsion system anomalies, EchoStar reduced the estimated remaining useful life of EchoStar IV to approximately 4 years during January 2000. EchoStar will continue to evaluate the performance of EchoStar IV and may modify its loss assessment as new events or circumstances develop.

         The in-orbit insurance policies for EchoStar I, EchoStar II, and EchoStar III expired on July 25, 2000. The insurers refused to renew insurance on EchoStar I, EchoStar II and EchoStar III on reasonable terms. Based on, among other things, the insurance carriers' unanimous refusal to negotiate reasonable renewal insurance coverage, EchoStar believes that the carriers colluded and conspired to boycott EchoStar unless EchoStar accepted their offer to settle the EchoStar IV claim for $88 million.

         Based on the carriers' actions, EchoStar added causes of action in its EchoStar IV demand for arbitration for breach of the duty of good faith and fair dealing, and unfair claim practices. Additionally, EchoStar filed a lawsuit against the insurance carriers in the United States District Court for the District of Colorado asserting causes of action for violation of Federal and State antitrust laws. While EchoStar believes it is entitled to the full amount claimed under the EchoStar IV insurance policy and believes the insurance carriers are in violation of antitrust laws and have committed further acts of bad faith in connection with their refusal to negotiate reasonable insurance coverage on EchoStar's other satellites, there can be no assurance as to the outcome of these proceedings. During March 2001, EchoStar voluntarily dismissed the antitrust lawsuit without prejudice. EchoStar has the right to re-file an antitrust action against the insurers again in the future.

         The indentures related to the outstanding senior notes of EDBS contain restrictive covenants that require EchoStar to maintain satellite insurance with respect to at least half of the satellites it owns. Insurance coverage is therefore required for at least three of EchoStar's six satellites currently in orbit. EchoStar had procured normal and customary launch insurance for EchoStar VI, which expired on July 14, 2001. As a result, EchoStar is currently self-insuring EchoStar I, EchoStar II, EchoStar III, EchoStar IV, EchoStar V and EchoStar VI. To satisfy insurance

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


covenants related to the outstanding EDBS senior notes, as of June 30, 2001, EchoStar had reclassified approximately $74 million from cash and cash equivalents to restricted cash and marketable investment securities on its balance sheet. Cash reserved for satellite insurance increased by approximately $60 million on July 14, 2001 as a result of the expiration of the EchoStar VI launch insurance policy. The reclassification will continue until such time, if ever, as EchoStar can again insure its satellites on acceptable terms and for acceptable amounts. EchoStar believes it has in-orbit satellite capacity sufficient to expeditiously recover transmission of most programming in the event one of its in-orbit satellites fails. However, the cash reserved for satellite insurance is not adequate to fund the construction, launch and insurance for a replacement satellite in the event of a complete loss of a satellite. Programming continuity could not be assured in the event of multiple satellite losses.

5. COMMITMENTS AND CONTINGENCIES

VisionStar

         During November 2000, one of EchoStar's wholly-owned subsidiaries purchased a 49.9% interest in VisionStar, Inc. VisionStar holds an FCC license for, and is constructing a Ka-band satellite to launch into, the 113 degree orbital location. Together with VisionStar, EchoStar has requested FCC approval to acquire control over VisionStar by increasing its ownership of VisionStar to 90%, for a total purchase price of approximately $2.8 million. EchoStar has also provided loans to VisionStar totaling less than $10 million to date for the construction of their satellite and expects to provide additional funding to VisionStar in the future. EchoStar is not obligated to finance the full remaining cost to construct and launch the VisionStar satellite, but VisionStar's FCC license currently requires construction of the satellite to be completed by April 30, 2002 or the license could be revoked. EchoStar currently expects to continue to fund loans and equity contributions for construction of the satellite in the near term from cash on hand, and expects that it may spend approximately $79.5 million during 2001 for that purpose subject to, among other things, FCC action.

DirecTV

         During February 2000, EchoStar filed suit against DirecTV and Thomson Consumer Electronics/RCA in the Federal District Court of Colorado. The suit alleges that DirecTV has utilized improper conduct in order to fend off competition from the DISH Network. According to the complaint, DirecTV has demanded that certain retailers stop displaying EchoStar's merchandise and has threatened to cause economic damage to retailers if they continue to offer both product lines in head-to-head competition. The suit alleges, among other things, that DirecTV has acted in violation of federal and state antitrust laws in order to protect DirecTV's market share. EchoStar is seeking injunctive relief and monetary damages. EchoStar subsequently amended the complaint adding claims against Circuit City, Radio Shack and Best Buy, alleging that these retailers are engaging in improper conduct that has had an anti-competitive impact on EchoStar. It is too early in the litigation to make an assessment of the probable outcome. During October 2000, DirecTV filed a motion for summary judgment on certain of EchoStar's claims. DirecTV's motion remains pending.

         The DirecTV defendants filed a counterclaim against EchoStar. DirecTV alleges that EchoStar tortiously interfered with a contract that DirecTV allegedly had with Kelly Broadcasting Systems, Inc. ("KBS"). DirecTV alleges that EchoStar "merged" with KBS in contravention of DirecTV's contract with KBS. DirecTV also alleges that EchoStar has falsely advertised to consumers about its right to offer network programming. DirecTV further alleges that EchoStar improperly used certain trademarks owned by PrimeStar, which is now owned by DirecTV. Finally, DirecTV alleges that EchoStar has been marketing National Football League games in a misleading manner. Discovery has been stayed until the next scheduling conference on August 21, 2001. The amount of damages DirecTV is seeking is as yet unquantified. However, in an arbitration proceeding related to DirecTV's allegations with respect to KBS, DirecTV has claimed damages totaling hundreds of millions of dollars. It is too early in the litigation to make an assessment of the probable outcome. EchoStar and KBS intend to vigorously defend against DirecTV's allegations in the litigation. The arbitration between DirecTV and KBS was held in June 2001, with closing arguments held on July 3, 2001. On July 10, 2001, the parties submitted post-hearing briefs. The arbitration

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


panel has indicated that a ruling in the arbitration will be issued in late August or early September 2001. DirecTV has alleged damages in the arbitration in excess of $200 million.

Fee Dispute

         EchoStar had a contingent fee arrangement with the attorneys who represented EchoStar in the litigation with News Corporation. The contingent fee arrangement provides for the attorneys to be paid a percentage of any net recovery obtained by EchoStar in the News Corporation litigation. The attorneys have asserted that they may be entitled to receive payments totaling hundreds of millions of dollars under this fee arrangement.

         During mid-1999, EchoStar initiated litigation against the attorneys in the Arapahoe County, Colorado, District Court arguing that the fee arrangement is void and unenforceable. In December 1999, the attorneys initiated an arbitration proceeding before the American Arbitration Association. The litigation has been stayed while the arbitration is ongoing. The arbitration hearing commenced April 2, 2001 and continued through April 13, 2001. The hearing could not be completed during that time period and has been continued until August 7, 2001, when it will resume until it is presumably completed. While there can be no assurance that the attorneys will not continue to claim a right to hundreds of millions of dollars, the damage model the attorneys presented during the arbitration was for $56 million. EchoStar believes that even that amount significantly overstates the amount the attorneys should reasonably be entitled to receive under the fee agreement but EchoStar cannot predict with certainty what the arbitration panel will decide. EchoStar continues to vigorously contest the attorneys' interpretation of the fee arrangement, which EchoStar believes significantly overstates the magnitude of liability.

WIC Premium Television Ltd.

         During July 1998, a lawsuit was filed by WIC Premium Television Ltd., an Alberta corporation, in the Federal Court of Canada Trial Division, against General Instrument Corporation, HBO, Warner Communications, Inc., John Doe, Showtime, United States Satellite Broadcasting Company, Inc., EchoStar Communications Corporation, and two of EchoStar's wholly-owned subsidiaries, Echosphere Corporation and Dish, Ltd. EchoStar Satellite Corporation, EchoStar DBS Corporation, EchoStar Technologies Corporation, and EchoStar Satellite Broadcast Corporation were subsequently added as defendants. The lawsuit seeks, among other things, interim and permanent injunctions prohibiting the defendants from activating receivers in Canada and from infringing any copyrights held by WIC. It is too early to determine whether or when any other lawsuits or claims will be filed.

         During September 1998, WIC filed another lawsuit in the Court of Queen's Bench of Alberta Judicial District of Edmonton against certain defendants, including EchoStar. WIC is a company authorized to broadcast certain copyrighted work, such as movies and concerts, to residents of Canada. WIC alleges that the defendants engaged in, promoted, and/or allowed satellite dish equipment from the United States to be sold in Canada and to Canadian residents and that some of the defendants allowed and profited from Canadian residents purchasing and viewing subscription television programming that is only authorized for viewing in the United States. The lawsuit seeks, among other things, an interim and permanent injunction prohibiting the defendants from importing hardware into Canada and from activating receivers in Canada, together with damages in excess of $175 million.

         The Court in the Alberta action recently denied EchoStar's Motion to Dismiss, which EchoStar appealed. The Court in the Federal action has stayed that case pending the outcome of the Alberta action. The case is now currently in discovery. EchoStar intends to vigorously defend the suit. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

Broadcast network programming

         Until July 1998, EchoStar obtained distant broadcast network channels (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the United States District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


network channels to many of its customers, and henceforth to sell those channels to consumers in accordance with certain stipulations in the injunction.

         In October 1998, EchoStar filed a declaratory judgment action against ABC, NBC, CBS and FOX in Denver Federal Court. EchoStar asked the court to enter a judgment declaring that its method of providing distant network programming did not violate the Satellite Home Viewer Act and hence did not infringe the networks' copyrights. In November 1998, the networks and their affiliate groups filed a complaint against EchoStar in Miami Federal Court alleging, among other things, copyright infringement. The court combined the case that EchoStar filed in Colorado with the case in Miami and transferred it to the Miami court. The case remains pending in Miami. While the networks have not sought monetary damages, they have sought to recover attorney fees if they prevail.

         In February 1999, the networks filed a "Motion for Temporary Restraining Order, Preliminary Injunction and Contempt Finding" against DirecTV, Inc. in Miami related to the delivery of distant network channels to DirecTV customers by satellite. DirecTV settled this lawsuit with the networks. Under the terms of the settlement between DirecTV and the networks, some DirecTV customers were scheduled to lose access to their satellite-provided distant network channels by July 31, 1999, while other DirecTV customers were to be disconnected by December 31, 1999. Subsequently, PrimeTime 24 and substantially all providers of satellite-delivered network programming other than EchoStar agreed to this cut-off schedule, although EchoStar does not know if they adhered to this schedule.

         In December 1998, the networks filed a Motion for Preliminary Injunction against EchoStar in the Miami court, and asked the court to enjoin EchoStar from providing network programming except under limited circumstances. A preliminary injunction hearing was held on September 21, 1999. The court took the issues under advisement to consider the networks' request for an injunction, whether to hear live testimony before ruling upon the request, and whether to hear argument on why the Satellite Home Viewer Act may be unconstitutional, among other things.

         In March 2000, the networks filed an emergency motion again asking the court to issue an injunction requiring EchoStar to turn off network programming to certain of its customers. At that time, the networks also argued that EchoStar's compliance procedures violate the Satellite Home Viewer Improvement Act. EchoStar opposed the networks' motion and again asked the court to hear live testimony before ruling upon the networks' injunction request.

         During September 2000, the Court granted the Networks' motion for preliminary injunction, denied the Network's emergency motion and denied EchoStar's request to present live testimony and evidence. The Court's original order required EchoStar to terminate network programming to certain subscribers "no later than February 15, 1999," and contained other dates with which it would be physically impossible to comply. The order imposes restrictions on EchoStar's past and future sale of distant ABC, NBC, CBS and Fox channels similar to those imposed on PrimeTime 24 (and, EchoStar believes, on DirecTV and others). Some of those restrictions go beyond the statutory requirements imposed by the Satellite Home Viewer Act and the Satellite Home Viewer Improvement Act. For these and other reasons EchoStar believes the Court's order is, among other things, fundamentally flawed, unconstitutional and should be overturned. However, it is very unusual for a Court of Appeals to overturn a lower court's order and there can be no assurance whatsoever that it will be overturned.

         On October 3, 2000, and again on October 25, 2000, the Court amended its original preliminary injunction order in an effort to fix some of the errors in the original order. The twice amended preliminary injunction order required EchoStar to shut off, by February 15, 2001, all subscribers who are ineligible to receive distant network programming under the court's order. EchoStar has appealed the September 2000 preliminary injunction order and the October 3, 2000 amended preliminary injunction order. On November 22, 2000, the United States Court of Appeals for the Eleventh Circuit stayed the Florida Court's preliminary injunction order pending EchoStar's appeal. At that time, the Eleventh Circuit also expedited its consideration of EchoStar's appeal.

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


         During November 2000, EchoStar filed its appeal brief with the Eleventh Circuit. Oral argument before the Eleventh Circuit was held on May 24, 2001. At the oral argument, the parties agreed to participate in a court supervised mediation and that the mediator was to report back to the Eleventh Circuit on July 11, 2001. The Eleventh Circuit indicated that it would not rule on the pending appeal until after July 11, 2001. Since May 24, 2001, the parties participated in the court supervised mediation. On July 11, 2001, the mediator reported to the Eleventh Circuit the status of the parties' mediation efforts. On July 16, 2001, the Eleventh Circuit issued an order for the parties to engage in further mediation efforts until August 10, 2001. On August 10, 2001, the mediator is expected to report to the Eleventh Circuit the status of any continued mediation efforts by the parties.

         EchoStar cannot predict when the Eleventh Circuit will rule on its appeal, but it will not be before August 10, 2001. EchoStar's appeal effort may not be successful and EchoStar may be required to comply with the Court's preliminary injunction order on short notice. The preliminary injunction could force EchoStar to terminate delivery of distant network channels to a substantial portion of its distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to EchoStar's other services. Management has determined that such terminations would result in a small reduction in EchoStar's reported average monthly revenue per subscriber and could result in a temporary increase in churn. If EchoStar loses the case at trial, the judge could, as one of many possible remedies, prohibit all future sales of distant network programming by EchoStar, which would have a material adverse affect on EchoStar's business.

Gemstar

         During October 2000, Starsight Telecast, Inc., a subsidiary of Gemstar-TV Guide International, Inc., filed a suit for patent infringement against EchoStar and certain of its subsidiaries in the United States District Court for the Western District of North Carolina, Asheville Division. The suit alleges infringement of United States Patent No. 4,706,121 (the "121 Patent") which relates to certain electronic program guide functions. EchoStar has examined this patent and believes that it is not infringed by any of its products or services. EchoStar will vigorously defend against this suit.

         In December 2000, EchoStar filed suit against Gemstar - TV Guide (and certain of its subsidiaries) in the United States District Court for the District of Colorado alleging violations by Gemstar of various federal and state anti-trust laws and laws governing unfair competition. The lawsuit seeks an injunction and monetary damages. Gemstar recently filed counterclaims in this lawsuit alleging infringement of United States Patent Nos. 5,923,362 and 5,684,525 which relate to certain electronic program guide functions. EchoStar has examined these patents and believes they are not infringed by any of EchoStar's products or services. EchoStar will vigorously contest these counterclaims.

         In February 2001, Gemstar filed patent infringement actions against EchoStar in District Court in Atlanta, Georgia and in the International Trade Commission (ITC). These suits allege infringement of United States Patent Nos. 5,252,066, 5,479,268 and 5,809,204 all of which relate to certain electronic program guide functions. In addition, the ITC action alleges infringement of the 121 Patent which is asserted in the North Carolina case. In the Atlanta District Court case, Gemstar seeks damages and an injunction. The North Carolina case has been stayed pending resolution of the ITC action and EchoStar expects that the Atlanta action will also be stayed pending resolution of the ITC action. ITC actions typically proceed according to an expedited schedule. EchoStar expects the ITC action to go to trial by the end of 2001. EchoStar further expects that the ITC will issue an initial determination by March of 2002 and that a final determination will be issued by April 2002. While the ITC cannot award damages, it can issue exclusion orders that would prevent the importation of articles that are found to infringe the asserted patents. Portions of EchoStar's receivers are currently manufactured outside the United States. In addition, it can issue cease and desist orders that would prohibit the sale of infringing products that had been previously imported. EchoStar has examined these patents and believes they are not infringed by any of EchoStar's products or services. EchoStar will vigorously contest the ITC, North Carolina and Atlanta allegations of infringement and will, among other things, challenge both the validity and enforceability of the asserted patents.

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


         During 2000, Superguide Corp. also filed suit against EchoStar, DirecTv and others in the same North Carolina Court, alleging infringement of United States Patent Nos. 5,038,211, 5,293,357 and 4,751,578 which relate to certain electronic program guide functions, including the use of electronic program guides to control VCRs. It is EchoStar's understanding that these patents may be licensed by Superguide to Gemstar. Gemstar has been added as a party to this case and is now asserting these patents against EchoStar. EchoStar has examined these patents and believes that they are not infringed by any of its products or services. A Markman hearing is currently scheduled for July 23, 2001. EchoStar intends to vigorously defend against this action and assert a variety of counterclaims.

         In the event it is ultimately determined that EchoStar infringes on any of the aforementioned patents EchoStar may be subject to substantial damages, including the potential for treble damages, and/or an injunction that could require EchoStar to materially modify certain user friendly electronic programming guide and related features it currently offers to consumers. It is too early to make an assessment of the probable outcome of the suits.

IPPV Enterprises

         IPPV Enterprises, LLC and MAAST, Inc. filed a patent infringement suit against EchoStar, and its conditional access vendor Nagra, in the United States District Court for the District of Delaware. The suit alleged infringement of 5 patents. The patents disclose various systems for the implementation of features such as impulse-pay-per view, parental control and category lock-out. One patent relates to an encryption technique. One patent was subsequently dropped by plaintiffs. The Court entered summary judgment in favor of EchoStar that the encryption patent, with respect to which the plaintiffs claimed $80 million in damages, was not infringed by EchoStar. On July 13, 2001, a jury found that the remaining three patents were infringed and awarded damages of $15 million. The jury also found that one of the patents was willfully infringed which means that the judge is entitled to increase the award of damages. EchoStar intends to appeal the decision and plaintiffs have indicated they will appeal as well. Any final award of damages would be split between EchoStar and Nagra in percentages to be agreed upon between EchoStar and Nagra.

California Actions

         A purported class action was filed against EchoStar in the California State Superior Court for Alameda County during May 2001 by Andrew A. Werby. The complaint, relating to late fees, alleges unlawful, unfair and fraudulent business practices in violation of California Business and Professions Code
Section 17200 et seq., false and misleading advertising in violation of California Business and Professions Code Section 17500, and violation of the California Consumer Legal Remedies Act. EchoStar has not yet filed a responsive pleading. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. EchoStar intends to deny all liability and intends to vigorously defend the lawsuit.

         A purported class action relating to the use of terms such as "crystal clear digital video," "CD-quality audio," and "on-screen program guide", and with respect to the number of channels available in various programming packages, has also been filed against EchoStar in the California State Superior Court for Los Angeles County by David Pritikin and by Consumer Advocates, a nonprofit unincorporated association. The complaint alleges breach of express warranty and violation of the California Consumer Legal Remedies Act, Civil Code Sections 1750, et. seq., and the California Business & Professions Code Sections 17500, 17200. EchoStar has filed an answer and the case is currently in discovery. No motion for class certification has been filed to date. It is too early in the litigation to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages. EchoStar denies all liability and intends to vigorously defend the lawsuit.

Retailer Class Actions

         EchoStar has been sued by retailers in three separate purported class actions. In two separate lawsuits filed in the District Court, Arapahoe County, State of Colorado and the United States District Court for the District of Colorado, respectively, Air Communication & Satellite, Inc. and John DeJong, et. al. filed lawsuits on October 6, 2000 on behalf of themselves and a class of persons similarly situated. The plaintiffs are attempting to certify

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


nationwide classes allegedly brought on behalf of persons, primarily retail dealers, who were alleged signatories to certain retailer agreements with EchoStar Satellite Corporation. The plaintiffs are requesting the Court to declare certain provisions of the alleged agreements invalid and unenforceable, to declare that certain changes to the agreements are invalid and unenforceable, and to award damages for lost commissions and payments, charge backs, and other compensation. The plaintiffs allege breach of contract and breach of the covenant of good faith and fair dealing and seek declaratory relief, compensatory damages, injunctive relief, and pre-judgment and post-judgment interest. EchoStar intends to vigorously defend against the suits and to assert a variety of counterclaims. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

         Satellite Dealers Supply, Inc. filed a lawsuit in the United States District Court for the Eastern District of Texas on September 25, 2000, on behalf of itself and a class of persons similarly situated. The plaintiff is attempting to certify a nationwide class on behalf of sellers, installers, and servicers of satellite equipment who contract with EchoStar and claims the alleged class has been "subject to improper chargebacks." The plaintiff alleges that EchoStar: (1) charged back certain fees paid by members of the class to professional installers in violation of contractual terms; (2) manipulated the accounts of subscribers to deny payments to class members; and (3) misrepresented to class members who own certain equipment related to the provision of satellite television service. The plaintiff is requesting a permanent injunction and monetary damages. EchoStar intends to vigorously defend the lawsuit and to assert a variety of counterclaims. It is too early to make an assessment of the probable outcome of the litigation or to determine the extent of any potential liability or damages.

         EchoStar is subject to various other legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to those actions will not materially affect EchoStar's financial position or results of operations.

Meteoroid Events

         Meteoroid events pose a potential threat to all in orbit geosynchronous satellites including EchoStar's DBS satellites. While the probability that EchoStar's satellites will be damaged by meteoroids is very small, that probability increases significantly when the Earth passes through the particulate stream left behind by various comets.

         Due to the current peak in the 11-year solar cycle, increased solar activity is likely for the next year. Some of these solar storms pose a potential threat to all in-orbit geosynchronous satellites including EchoStar's DBS satellites. The probability that the effects from the storms will damage our satellites or cause service interruptions is generally very small.

         Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft including EchoStar's DBS satellites. The locations of these hazards are generally well known and may require EchoStar to perform maneuvers to avoid collisions.

6. LONG - TERM DEBT

5 3/4% Convertible Notes

         On May 24, 2001, EchoStar sold $1 billion principal amount of 5 3/4/% Convertible Subordinated Notes due 2008 (the "5 3/4% Convertible Notes"). Interest accrues at an annual rate of 5 3/4% on the 5 3/4% Convertible Notes and is payable semi-annually in cash, in arrears on May 15 and November 15 of each year, commencing November 15, 2001.

         The 5 3/4% Convertible Notes are general unsecured obligations, which rank junior in right of payment to:

         o   all existing and future senior obligations;
         o all of EchoStar's secured debts to the extent of the value of the assets securing those debts; and
         o all existing and future debts and other liabilities or EchoStar's subsidiaries.

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


         In addition, the 5 3/4% Convertible Notes rank equal to EchoStar's 4 7/8% Convertible Subordinated Notes due 2007.

         Except under certain circumstances requiring prepayment premiums, and in other limited circumstances, the 5 3/4% Convertible Notes are not redeemable at EchoStar's option prior to May 15, 2004. Thereafter, the 5 3/4% Convertible Notes will be subject to redemption, at the option of the Company, in whole or in part, at redemption prices decreasing from 103.286% during the year commencing May 15, 2004 to 100% on or after May 15, 2008, together with accrued and unpaid interest thereon to the redemption date.

         The 5 3/4% Convertible Notes, unless previously redeemed, are convertible at the option of the holder any time after 90 days following the date of their original issuance and prior to maturity into shares of EchoStar's class A common stock at a conversion price of $43.29 per share.

         The indenture related to the 5 3/4% Convertible Notes (the "5 3/4% Convertible Notes Indenture") contains certain restrictive covenants that do not impose material limitations on EchoStar.

         In the event of a change of control, as defined in the 5 3/4% Convertible Notes Indenture, EchoStar will be required to make an offer to repurchase all or any part of the holder's 5 3/4% Convertible Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon, to the date of repurchase.

7. SEGMENT REPORTING

Financial Data by Business Unit (in thousands)

         Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS No. 131") establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. During 2000, under this definition, we were operating as three separate business units. However, beginning 2001, it was determined that the chief operating decision maker of our Company regularly evaluates the following two separate business units. All prior year amounts have been restated to conform to the current year presentation. Eliminations and other primarily consists of intercompany eliminations. These amounts also consist of revenue and expenses from other immaterial operating segments for which the disclosure requirements of FAS No. 131 do not apply.

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


                                                            ECHOSTAR     ELIMINATIONS
                                               DISH       TECHNOLOGIES    AND OTHER,     CONSOLIDATED
   AS RETROACTIVELY ADJUSTED (NOTE 8)         NETWORK      CORPORATION        NET           TOTAL
                                            -----------   ------------   ------------    ------------
THREE MONTHS ENDED JUNE 30, 2000
  Revenue..............................     $   572,786   $     48,045   $     25,298    $    646,129
  Net income (loss)....................        (156,067)         4,139         12,965        (138,963)

THREE MONTHS ENDED JUNE 30, 2001
  Revenue..............................     $   906,590   $     25,760   $     33,922    $    966,272
  Net income (loss)....................          25,433         (7,469)       (23,819)         (5,855)

SIX MONTHS ENDED JUNE 30, 2000
  Revenue..............................     $ 1,057,234   $    100,514   $     54,102    $  1,211,850
  Net income (loss)....................        (346,831)          (355)        23,093        (324,093)

SIX MONTHS ENDED JUNE 30, 2001
  Revenue..............................     $ 1,724,581   $     44,488   $     59,133    $  1,828,202
  Net income (loss)....................        (199,260)       (15,257)        38,795        (175,722)

8. SUBSEQUENT EVENTS

DirecTV

         EchoStar has had discussions with representatives of Hughes Electronics Corporation and its DirecTV subsidiary concerning the possible spin off of all or a portion of Hughes and a possible transaction between Hughes and EchoStar. Hughes and DirecTV management recently informed EchoStar that General Motors is unwilling to further consider EchoStar's proposal.

EchoStar V

         EchoStar V is equipped with a total of three momentum wheels, including one spare. During July 2001, EchoStar V experienced an anomaly resulting in the loss of one momentum wheel. The satellite was quickly restored to normal operations mode. While no further momentum wheel losses are expected, until the root cause of the anomaly is finally determined, there can be no assurance future anomalies will not cause further losses which could impact commercial operation of the satellite. The extent to which the loss of an additional momentum wheel would impair commercial operation has not yet been finally determined, but terms for in-orbit insurance, if procured, could be impacted.

Series C Preferred Stock Redemption

         Effective July 6, 2001, EchoStar redeemed, for cash, all of its remaining outstanding 6 3/4% Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") at a total redemption price of approximately $2,400 or $51.929 per share.

StarBand

         On July 11, 2001, EchoStar announced that, subject, among other things, to customary regulatory approvals, it intends to increase its equity stake in StarBand Communications Inc. to approximately 32% and acquire four out of seven seats on the StarBand Board of Directors. In exchange, EchoStar would invest an additional $50 million in StarBand. Further, EchoStar would lease transponder capacity to StarBand from a next generation satellite. In accordance with the agreement and subject to customary regulatory approvals, EchoStar's equity stake would increase to approximately 60% upon commencement of the construction of the next generation satellite. This investment is expected to be accounted for using the equity method of accounting, which will be retroactively applied during the third quarter 2001.

                       ECHOSTAR COMMUNICATIONS CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                                   (UNAUDITED)


Retroactive Application of Equity Method of Accounting

         Effective September 27, 2001, EchoStar invested an additional $50 million in StarBand, increasing its equity interest from approximately 19% to approximately 32%. If and when construction is commenced for a next generation satellite to be allocated for StarBand's service, EchoStar's equity interest would increase to approximately 60%. EchoStar originally invested $50 million in StarBand in April 2000. As a result of the increased equity stake, this investment is now accounted for using the equity method of accounting. As required by APB Opinion No. 18, the equity method accounting has been retroactively applied back to April 2000, the date of EchoStar's original investment in StarBand. This retroactive application resulted in an increase in previously reported net loss and basic and diluted loss per share for the three and six-month periods ended June 30, 2000 and June 30, 2001 as follows (in thousands):


                                                                THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                     JUNE 30,               JUNE 30,
                                                                -------------------   --------------------
                                                                  2000       2001       2000       2001
                                                                --------   --------   --------   ---------
                                                                               (Unaudited)
   Net loss...................................................  $ (6,103)  $ (8,104)  $ (6,103)  $ (10,930)
                                                                ========   ========   ========   =========

   Basic and diluted net loss per common share................  $  (0.02)  $  (0.01)  $  (0.01)  $   (0.02)
                                                                ========   ========   ========   =========


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